CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-179830 on Form S-8 of our report relating to the financial statements and schedule of UnitedHealth Group 401(k) Savings Plan dated June 17, 2021, appearing in the Annual Report on Form 11-K of UnitedHealth Group 401(k) Savings Plan for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
June 17, 2021